Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 americanrailcar.com
636.940.6000

FOR RELEASE:	2/23/2018

AMERICAN RAILCAR INDUSTRIES, INC.
REPORTS RESULTS FOR 2017
2017 Highlights

•	Revenue of $476.8 million

•	Net earnings of $142.2 million or $7.45 per share, including $107.3 million, or $5.62 per share, tax benefit related to one-time adjustment driven by new tax law

•	Adjusted EBITDA of $141.5 million, or 29.7% of revenue

•	Lease fleet reaches 13,138 vs. prior year of 11,268

•	Current liquidity of $300.2 million, including $200.0 million available under revolving credit facility

St. Charles, MO, February 23, 2018 – American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its fourth quarter and full year 2017 financial results. John O'Bryan, President and CEO of ARI, commented,

"Our results for the fourth quarter and full year of 2017 reflect the continued downturn in the North American railcar market cycle. Due to oversupply in the marketplace, demand for both tank and hopper railcars remains focused on smaller orders of more specialized railcars. During 2017, pricing has been very competitive and customers have been cautious about placing new orders. At this point in the market cycle, we are focused on a disciplined approach to aligning our production with industry demand.

Our diversified and growing lease fleet, which has increased to over 13,100 railcars as of December 31, 2017, continues to provide cash flows while utilization remains strong. Our railcar services segment continued to provide consistent earnings and performed maintenance services on our lease fleet, through our expanded network including repair and retrofit services at our Marmaduke, Arkansas manufacturing facility.

In 2017, we developed ARI’s sales and lease management team to support our customers and provide opportunities for future growth. Late in the fourth quarter of 2017, railcar inquiry levels increased, and our sales team has been actively meeting with customers to understand their needs and offer innovative solutions for their fleet strategies. We are well positioned to optimize ARI's production plan to meet customers' requirements."
Fourth Quarter Revenue Summary
Total consolidated revenues were $132.4 million for the fourth quarter of 2017, a decrease of 21% when compared to $167.5 million for the same period in 2016. This decrease was primarily due to decreased revenues in the manufacturing and railcar services segments, partially offset by increased revenues in the railcar leasing segment.
Manufacturing revenues were $80.3 million for the fourth quarter of 2017, a decrease of 30% compared to $114.9 million for the same period in 2016. This decrease was primarily driven by the impact of fewer railcar shipments for direct sale for both hopper and tank railcars with a higher mix of hopper railcars sold, a higher percentage of railcar shipments going to the Company's lease fleet, and more competitive pricing during the fourth quarter of 2017 compared to the same period in 2016.
During the fourth quarter of 2017, ARI shipped 720 direct sale railcars and shipped 389 railcars for the Company's lease fleet, compared to 1,005 direct sale railcars and 307 railcars for the lease fleet during the same period in 2016. Railcars for the lease fleet represented 35% of ARI’s railcar shipments during the fourth quarter of 2017 compared to 23% for the same period in

2016. Shipments and orders for railcars on long-term leases not only help maintain a steady level of production during the manufacturing period, but also help provide future cash flows while the lease fleet continues to maintain a strong utilization rate. Because revenues and earnings related to leased railcars are recognized over the life of the lease, the Company's quarterly and annual results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.
Manufacturing revenues for the fourth quarter of 2017, on a consolidated basis, exclude $37.0 million of revenues related to railcars built for the Company's lease fleet compared to $30.8 million for the same period in 2016. Revenues related to railcars built for the Company's lease fleet increased due to a higher volume of railcars built for lease, partially offset by lower average selling prices. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party and are not recognized in consolidated revenues as railcar sales. Rather, lease revenues are recognized in accordance with the terms of the contract over the life of the lease.
Railcar leasing revenues were $34.1 million for the fourth quarter of 2017, an increase of 2% compared to $33.5 million for the same period in 2016. The primary reason for the increase in revenue was an increase in the number of railcars on lease, partially offset by a decline in weighted average lease rates compared to the same period in 2016. ARI had 13,138 railcars in its lease fleet at the end of 2017 compared to 11,268 railcars in its lease fleet at the end of 2016.
Railcar services revenues for the fourth quarter of 2017 were $18.0 million, a decrease of 6% compared to $19.1 million of revenues for the same period in 2016. This decrease was primarily due to performing more intercompany work related to the FRA's Revised Directive, for which the revenue is eliminated in consolidation, partially offset by increased demand, additional capacity from ARI's mobile repair operations and additional repair volume due to added capacity for railcar services at the Company's Marmaduke tank railcar production facility.
Consolidated earnings from operations were $17.1 million for the fourth quarter of 2017, a decrease of 54% over $37.4 million for the same period in 2016. Consolidated operating margins decreased to 12.9% for the fourth quarter of 2017 compared to 22.3% for the same period in 2016. These decreases were primarily driven by lower earnings from operations in the Company's manufacturing segment.
The manufacturing segment experienced a loss from operations on a consolidated basis of $1.3 million for the fourth quarter of 2017, compared to earnings from operations of $19.5 million for the same period in 2016. This decrease was due to fewer overall railcar shipments for direct sale, as discussed above, more competitive pricing on both hopper and tank railcars, increased warranty costs of approximately $5 million, and higher costs associated with the lower production rates at the Company's railcar facilities. As the Company adjusts its production schedules and output of new railcars, it continues to monitor and control overhead spending and employee levels. Estimated profit on railcars built for the Company’s lease fleet was $2.1 million and $1.8 million for the fourth quarter of 2017 and 2016, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations on a consolidated basis were $21.5 million for the fourth quarter of 2017 compared to $22.5 million for the same period in 2016. This decrease was primarily driven by increased costs due to maintenance and services related to lease re-assignments, lower rates on certain lease renewals and increased rent abatement related to railcars being shopped in conjunction with the FRA's Revised Directive, all partially offset by an increase in the number of railcars in the Company's lease fleet in 2017.
Railcar services earnings from operations on a consolidated basis were $1.7 million for the fourth quarter of 2017 compared to $2.1 million for the same period in 2016. This decrease was primarily due to performing more intercompany services related to the FRA's Revised Directive, for which the revenue is eliminated in consolidation, partially offset by increased demand and additional capacity from ARI's mobile repair operations and additional repair volume due to added capacity for railcar services at the Company's Marmaduke tank railcar production facility.
Selling, general and administrative expenses were $9.8 million for the fourth quarter of 2017 compared to $10.5 million for the same period in 2016. This $0.7 million decrease was primarily due to decreases in incentive and stock-based compensation expense, both partially offset by increased bad debt expense and increased compensation costs relating to additional personnel hired in connection with increasing our sales and marketing team and other supporting groups relating to transitioning lease fleet management in-house. Certain expenses related to the management of the Company's lease fleet, including the management fee paid to American Railcar Leasing, LLC (ARL), were recorded within cost of sales prior to the sale of ARL to an unaffiliated third party (the ARL Sale), which was consummated on June 1, 2017. Subsequent to the ARL Sale, as personnel and other related expenses have been brought in-house, the Company's selling, general and administrative expenses supporting our leasing business have increased, but our fleet management expenses in total have decreased due to cost savings related to railcar management fees.

Net earnings for the fourth quarter of 2017 were $111.9 million, or $5.86 per share, compared to $22.3 million, or $1.16 per share, in the same period of 2016. This increase was driven primarily by the impact of the new Tax Cuts and Jobs Act of 2017 (the "2017 Tax Act"), partially offset by decreased consolidated earnings from operations. A reconciliation of our net earnings and earnings per share excluding adjustments related to the 2017 Tax Act (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
On December 22, 2017, the 2017 Tax Act was signed into law. The 2017 Tax Act reduces the federal corporate tax rate from a maximum of 35% to a flat 21% rate, modifies policies, credits, and deductions and has international tax consequences. The rate reduction is effective January 1, 2018. As a result, the Company was required to revalue its deferred tax assets and liabilities to account for the future impact of lower corporate tax rates and other provisions of the 2017 Tax Act. During the fourth quarter of 2017, the Company recorded a one-time income tax benefit of $107.3 million, or $5.62 per share, related to the 2017 Tax Act. The fourth quarter 2017 income tax benefit related to the 2017 Tax Act may require further adjustments in 2018 due to anticipated additional guidance from the U.S. Department of the Treasury, changes in the Company’s assumptions, completion of 2017 tax returns, and further information and interpretations that become available.
EBITDA, adjusted to exclude share-based compensation and other income related to short-term investment activity (Adjusted EBITDA), was $33.8 million for the fourth quarter of 2017 compared to $51.8 million for the comparable quarter of 2016. The decrease was primarily driven by decreased earnings from operations as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Full Year 2017 Results
Consolidated revenues for 2017 were $476.8 million compared to $639.1 million in 2016. The Company shipped 2,418 railcars for direct sale and 1,874 railcars for lease in 2017 compared to 3,922 railcars for direct sale and 914 railcars for lease in 2016. Railcars built for the lease fleet represented 44% of ARI's railcar shipments in 2017 compared to 19% in 2016.
Consolidated earnings from operations for 2017 were $80.7 million, a decrease of 38% from $130.1 million in 2016. Consolidated earnings from operations for 2017 and 2016 excluded $16.3 million and $9.5 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation. The decrease in consolidated earnings from operations was primarily driven by lower earnings from operations in the Company's manufacturing segment, as the Company had fewer direct sale railcar shipments during 2017, combined with increased warranty costs and higher costs associated with lower production volumes and more competitive pricing during 2017. This was combined with lower earnings from operations in the railcar leasing and railcar services segments and higher selling, general and administrative costs.
Consolidated operating margins were 16.9% in 2017 compared to 20.4% in 2016. These decreases were primarily due to fewer overall direct sale shipments, with a higher mix of hopper railcars in 2017, which generally have lower margins than tank railcars, combined with increased warranty costs, more competitive pricing on both hopper and tank railcars, and higher costs associated with the lower production rates at the Company's railcar facilities. Operating margins in 2016 were negatively impacted by the $12.3 million loss contingency recognized related to the FRA's Revised Directive.
Our total selling, general and administrative expenses increased by 14.1% in 2017 compared to 2016. This $4.5 million increase was primarily due to increased compensation costs relating to additional personnel hired in connection with increasing our sales and marketing team and other supporting groups relating to transitioning lease fleet management in-house, higher legal expenses, and higher bad debt expense, partially offset by decreased stock-based compensation expense and decreased consulting expenses. Prior to the ARL Sale, certain expenses related to the management of the Company's lease fleet, including the management fee paid to ARL, were recorded within cost of sales. Subsequent to the ARL Sale, as personnel and other related expenses have been brought in-house, the Company's selling, general and administrative expenses related to our leasing business have increased, but our fleet management expenses in total have decreased due to cost savings related to railcar management fees.
Net earnings in 2017 were $142.2 million, or $7.45 per share, compared to $72.7 million, or $3.74 per share in 2016. This increase was driven primarily by the impact of the 2017 Tax Act, resulting in a tax benefit of $107.3 million, as discussed above, and an increase in other income primarily driven by gains realized on the sale of short-term investments, both partially offset by decreased earnings from operations as discussed above and lower earnings from ARI's joint ventures due to a decline in industry demand and the idling of the Ohio Castings joint venture in early 2017. A reconciliation of our net earnings and earnings per share excluding adjustments related to the 2017 Tax Act (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Adjusted EBITDA was $141.5 million in 2017, a decrease of $46.5 million from $188.0 million in 2016.  The decrease resulted primarily from decreased earnings from operations as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Cash Flow and Liquidity
The Company’s earnings have contributed to cash flow from operations of $131.5 million in 2017. As of December 31, 2017, ARI had working capital of $168.6 million, including $100.2 million of cash and cash equivalents.
As of December 31, 2017, the Company had $545.6 million of debt outstanding, net of unamortized debt issuance costs of $4.6 million, and borrowing availability of $200.0 million under a revolving loan.
The Company paid dividends totaling $30.5 million during 2017. At the board meeting in February, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of March 16, 2018 that will be paid on March 23, 2018.
The Company did not repurchase any shares of its common stock in 2017 under its stock repurchase program. Board authorization for approximately $164.0 million remains available for further share repurchases.
Backlog
ARI’s backlog as of December 31, 2017 was 1,940 railcars, with an estimated market value of $172.6 million. Of the total backlog, we currently expect 389 railcars, or 20%, having an estimated market value of $39.8 million, will be placed into the Company's lease fleet. Subsequent to December 31, 2017, the Company received orders for approximately 2,000 railcars, primarily for direct sale for both tank and hopper railcars, which significantly increased the backlog from December 31, 2017. While inquiry levels have moderately improved recently, we expect 2018 industry shipments to be in line with 2017, consistent with industry forecasts. These orders received in early 2018 were for customers' delivery needs both in 2018 and 2019.
Conference Call and Webcast
ARI will host a webcast and conference call on Friday, February 23, 2018 at 10:00 am (Eastern Time) to discuss the Company’s fourth quarter 2017 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a prominent North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets, and ARI has begun managing these lease railcars in-house. In addition, ARI and its subsidiaries provide railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to the Company's expected financial performance, objectives, long-term strategies and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding: various estimates we have made in preparing our financial statements, the impact of the 2017 Tax Act on our business and financial statements, our plans to continue to transition the management of our lease fleet from ARL to in-house and terminate our contractual agreements with ARL, expected future trends relating to our industry, products and markets, anticipated customer demand for our products and services, trends relating to our shipments, leasing business, railcar services and revenues, trends related to shipments for direct sale versus lease, our strategic objectives and long-term strategies, our results of operations, financial condition and the sufficiency of our capital resources, the mix of railcars in our lease fleet and our lease fleet financings, anticipated production schedules for our products, our backlog, our plans regarding future dividends and the anticipated performance and capital requirements of our joint ventures. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties that could adversely affect our business and prospects include without limitation: our prospects in light of the cyclical nature of our business; the health of and prospects for the overall railcar industry; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; the impact, costs and expenses of any warranty claims we may be subject to now or in the future; risks relating to our compliance with the Revised Directive and the settlement agreement related thereto, and any developments related to the Revised Directive and the settlement agreement related thereto; risks associated with ongoing compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; risks relating to any other legal or regulatory developments; our ability to recruit, retain and train qualified personnel; fluctuations in the costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components; the variable purchase patterns of our railcar customers and the timing of completion, customer acceptance and shipment of orders, as well as the mix of railcars for lease versus direct sale; risks related to the changeover of day-to-day management upon the transition of executive officers; our ability to manage overhead and variations in production rates; the impact of any economic downturn, adverse market conditions or restricted credit markets; risks relating to the ongoing transition of the management of our railcar leasing business from ARL to in-house following completion of the sale of American Railcar Leasing, LLC to an unaffiliated third party; our reliance upon a small number of customers that represent a large percentage of our revenues and backlog; fluctuations in commodity prices, including oil and gas; fluctuations in the supply of components and raw materials we use in railcar manufacturing; uncertainties regarding the 2017 Tax Act; the ongoing risks related to our relationship with Mr. Carl Icahn, our principal beneficial stockholder through Icahn Enterprises L.P. (IELP), and certain of his affiliates; the impact, costs and expenses of any litigation we may be subject to now or in the future; the risks associated with our current joint ventures and anticipated capital needs of, and production capabilities at our joint ventures; the sufficiency of our liquidity and capital resources, including long-term capital needs to support the growth of our lease fleet; the risks related to our and our subsidiaries' indebtedness and compliance with covenants contained in our and our subsidiaries' financing arrangements; the impact of repurchases pursuant to our Stock Repurchase Program on our current liquidity and the ownership percentage of our principal beneficial stockholder through IELP, Mr. Carl Icahn; the conversion of our railcar backlog into revenues equal to our reported estimated backlog value; the risks and impact associated with any potential joint ventures, acquisitions, strategic opportunities, dispositions or new business endeavors; the integration with other systems and ongoing management of our new enterprise resource planning system and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$100,244	$178,571
Restricted cash	16,640	16,714
Short-term investments—available for sale securities	—	8,958
Accounts receivable, net	43,804	39,727
Accounts receivable, due from related parties	778	4,790
Income taxes receivable	19,115	2,010
Inventories, net	54,147	75,028
Prepaid expenses and other current assets	6,464	6,613
Total current assets	241,192	332,411
Property, plant and equipment, net	162,535	177,051
Railcars on leases, net	1,036,414	908,010
Income tax receivable	14	233
Goodwill	7,169	7,169
Investment in and loans to joint ventures	22,571	26,332
Other assets	3,531	5,044
Total assets	$1,473,426	$1,456,250
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	21,275	29,314
Accounts payable, due to related parties	41	3,252
Accrued expenses and taxes, including loss contingency of $6,548 and $10,127 at December 31, 2017 and 2016, respectively	12,787	15,411
Accrued income taxes payable	—	7,660
Accrued compensation	12,874	11,628
Short-term debt, including current portion of long-term debt	25,590	25,588
Total current liabilities	72,567	92,853
Long-term debt, net of unamortized debt issuance costs of $4,647 and $4,863 as of December 31, 2017 and 2016, respectively	520,024	545,392
Deferred tax liability, net	194,084	252,943
Pension and post-retirement liabilities	8,099	8,648
Other liabilities, including loss contingency of $2,283 and $2,161 at December 31, 2017 and 2016, respectively	15,118	6,144
Total liabilities	809,892	905,980
Stockholders' equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 19,083,878 shares outstanding at both December 31, 2017 and 2016.	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	514,453	402,810
Accumulated other comprehensive loss	(4,710)	(6,331)
Treasury stock	(86,031)	(86,031)
Total stockholders’ equity	663,534	550,270
Total liabilities and stockholders’ equity	$1,473,426	$1,456,250

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues:
Manufacturing (including revenues from affiliates of $14 and $339 for the three and twelve months ended December 31, 2017, respectively, and $21 and $837 for the same periods in 2016)	$80,302	$114,888	$264,557	$429,774
Railcar Leasing (including revenues from affiliates of $344 and $1,022 for the three and twelve months ended December 31, 2017, respectively, and $222 and $272 for the same periods in 2016)	34,138	33,470	135,130	132,245
Railcar services (including revenues from affiliates of $251 and $11,980 for the three and twelve months ended December 31, 2017, respectively, and $5,605 and $26,781 for the same periods in 2016)	17,956	19,149	77,156	77,114
Total revenues	132,396	167,507	476,843	639,133
Cost of revenues:
Manufacturing	(78,059)	(97,366)	(247,974)	(360,755)
Other operating (loss) gain	(557)	4,685	(417)	(12,288)
Railcar leasing	(11,728)	(10,624)	(46,260)	(41,732)
Railcar services	(15,144)	(16,390)	(64,703)	(62,178)
Total cost of revenues	(105,488)	(119,695)	(359,354)	(476,953)
Gross profit	26,908	47,812	117,489	162,180
Selling, general and administrative	(9,808)	(10,506)	(36,892)	(32,343)
Net gains on disposition of leased railcars	—	47	115	272
Earnings from operations	17,100	37,353	80,712	130,109
Interest income (including income from related parties of $251 and $1,174 for the three and twelve months ended December 31, 2017, respectively, and $375 and $1,663 for the same periods in 2016)	475	425	1,621	1,785
Interest expense	(5,394)	(5,587)	(21,854)	(22,803)
Other income	1,196	127	3,510	185
Earnings from joint ventures	650	366	2,228	4,924
Earnings before income taxes	14,027	32,684	66,217	114,200
Income tax benefit (expense)	97,825	(10,398)	75,960	(41,537)
Net earnings	$111,852	$22,286	$142,177	$72,663
Net earnings per common share—basic and diluted	$5.86	$1.16	$7.45	$3.74
Weighted average common shares outstanding—basic and diluted	19,084	19,186	19,084	19,439
Cash dividends declared per common share	$0.40	$0.40	$1.60	$1.60

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Three Months Ended December 31, 2017
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$80,302	$36,967	$117,269	$851
Railcar leasing	34,138	—	34,138	18,456
Railcar services	17,956	2,462	20,418	2,476
Corporate	—	—	—	(4,821)
Eliminations	—	(39,429)	(39,429)	137
Total Consolidated	$132,396	$—	$132,396	$17,099

	Three Months Ended December 31, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$114,888	$30,978	$145,866	$21,285
Railcar leasing	33,470	—	33,470	19,852
Railcar services	19,149	72	19,221	2,057
Corporate	—	—	—	(6,651)
Eliminations		(31,050)	(31,050)	810
Total Consolidated	$167,507	$—	$167,507	$37,353

	Twelve Months Ended December 31, 2017
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$264,557	$186,138	$450,695	$21,034
Railcar leasing	135,130	—	135,130	74,985
Railcar services	77,156	5,653	82,809	9,462
Corporate	—	—	—	(18,648)
Eliminations	—	(191,791)	(191,791)	(6,121)
Total Consolidated	$476,843	$—	$476,843	$80,712

	Twelve Months Ended December 31, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$429,774	$95,159	$524,933	$56,736
Railcar leasing	132,245	—	132,245	79,084
Railcar services	77,114	1,807	78,921	11,421
Corporate	—	—	—	(18,249)
Eliminations		(96,966)	(96,966)	1,117
Total Consolidated	$639,133	$—	$639,133	$130,109

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Years Ended December 31,
	2017	2016
Operating activities:
Net earnings	$142,177	$72,663
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	57,526	52,216
Amortization of deferred costs	504	506
Gain on disposal of property, plant, equipment and leased railcars	(115)	(63)
Earnings from joint ventures	(2,228)	(4,924)
(Benefit) provision for deferred income taxes	(59,019)	30,139
Item related to investing activities:
Dividends received from short-term investments	(97)	(107)
Realized gains on short-term investments—available for sale securities	(2,216)	(73)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,977)	(10,290)
Accounts receivable, due from affiliates	4,010	4,629
Income taxes receivable	(16,876)	1,244
Inventories, net	20,964	21,974
Prepaid expenses and other current assets	150	(2,553)
Accounts payable	(8,062)	(6,760)
Accounts payable, due to related parties	(3,210)	(1,225)
Accrued expenses and taxes	(9,055)	16,887
Other	11,070	6,240
Net cash provided by operating activities	131,546	180,503
Investing activities:
Purchases of property, plant and equipment	(7,058)	(23,068)
Grant proceeds	—	75
Capital expenditures—leased railcars	(163,785)	(90,332)
Proceeds from the disposal of property, plant, equipment and leased railcars	417	926
Purchase of short-term investments—available for sale securities	—	(8,750)
Proceeds from the sale of short-term investments—available for sale securities	10,535	504
Proceeds from repayments of loans from joint ventures	5,907	5,907
Net cash used in investing activities	(153,984)	(114,738)
Financing activities:
Repayments of short-term and long-term debt	(25,588)	(125,783)
Change in interest reserve related to long-term debt	74	204
Stock repurchases	—	(28,608)
Payment of common stock dividends	(30,534)	(31,006)
Debt issuance costs	—	(13)
Net cash used in financing activities	(56,048)	(185,206)
Effect of exchange rate changes on cash and cash equivalents	159	(52)
Decrease in cash and cash equivalents	(78,327)	(119,493)
Cash and cash equivalents at beginning of year	178,571	298,064
Cash and cash equivalents at end of year	$100,244	$178,571

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF IMPACT OF TAX ADJUSTMENTS ON NET EARNINGS AND EARNINGS PER SHARE
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net earnings (GAAP)	$111,852	$22,286	$142,177	$72,663
Tax adjustments
Impact of the Tax Cuts and Jobs Act enacted in 2017 (1)	(107,272)	—	(107,272)	—
Net earnings, excluding tax adjustments (non-GAAP)	$4,580	$22,286	$34,905	$72,663

Weighted average common shares outstanding - basic and diluted	19,084	19,186	19,084	$19,439

Basic and diluted earnings per share (GAAP)	$5.86	$1.16	$7.45	$3.74
Basic and diluted earnings per share, excluding tax adjustments (non-GAAP)	$0.24	$1.16	$1.83	$3.74
(1) Amounts shown represent the estimated impact of corporate income tax changes enacted by the Tax Cuts and Jobs Act ("2017 Tax Act"), signed into law on December 22, 2017. The ultimate impact of the 2017 Tax Act may differ from these estimates, due to, among other things, changes in interpretations and assumptions made by the Company and additional guidance that may be issued by the U.S. Department of the Treasury.

Net earnings excluding tax adjustments represents net earnings before a one-time adjustment related to the impact of the new Tax Cuts and Jobs Act of 2017 (the "2017 Tax Act"). The Company believes that net earnings excluding tax adjustments is a useful measure to investors in evaluating ARI’s operating performance compared to prior quarters as the impact of the 2017 Tax Act is not expected to be repeated. The calculation of net earnings excluding tax adjustments excludes the income tax benefit recognized by the Company related to its revaluation of deferred tax assets and liabilities to account for the future impact of lower corporate tax rates and other provisions of the 2017 Tax Act. Net earnings excluding tax adjustments is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider net earnings excluding tax adjustments in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of net earnings excluding tax adjustments is not necessarily comparable to that of other similarly titled measures reported by other companies.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net earnings	$111,852	$22,286	$142,177	$72,663
Income tax (benefit) expense	(97,825)	10,398	(75,960)	41,537
Interest expense	5,394	5,587	21,854	22,803
Interest income	(475)	(425)	(1,621)	(1,785)
Depreciation	14,780	13,487	57,526	52,216
EBITDA	$33,726	$51,333	$143,976	$187,434
Expense (income) related to stock appreciation rights compensation	68	643	(158)	751
Other income on short-term investment activity	—	(180)	(2,314)	(180)
Adjusted EBITDA	$33,794	$51,796	$141,504	$188,005
EBITDA represents net earnings before income tax expense, interest expense (income), and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense (income) related to stock appreciation rights (SARs) and other income related to our short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense (income) associated with share-based compensation and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and short-term investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.